Exhibit 3.1A

State of Delaware

Office of the Secretary of State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “SERENA SOFTWARE, INC.”, FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF AUGUST, A.D. 2001, AT 9 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor, Secretary of State

2954956 8100	AUTHENTICATION: 1314069
010417345	DATE: 08-27-01

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 08/23/2001 010417345–2954956

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

SERENA SOFTWARE, INC.

SERENA Software, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

I.	The amendment to the Corporation’s Amended and Restated Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and has been consented to by the Board of Directors and the stockholders of the Corporation with the number of votes necessary to take such action.

II.	Article IV of the Corporation’s Certificate of Incorporation is amended to read in its entirety as follows:

ARTICLE IV

(a) This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock which this Corporation shall have the authority to issue shall be 90,000,000, $.001 par value, and the total number of shares of Preferred Stock this Corporation shall have the authority to issue shall be 5,000,000, $.001 par value.

(b) The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

III.	This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective on the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by Vita A. Strimaitis, its duly authorized officer, this 20th day of August, 2001.

SERENA SOFTWARE, INC.

/s/ Authorized Signatory